Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

February 27, 2025

News Media & Financial Analyst Contact:

George Boyan

EVP and Chief Financial Officer

(908) 713-4565

Unity Bancorp Announces 8% Increase in First Quarter Dividend

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that its Board of Directors has declared a cash dividend of $0.14 per common share. Such dividend is payable on March 28, 2025, to shareholders of record as of March 14, 2025.

This represents an 8% increase from the $0.13 dividend per common share paid in the prior quarter.

“Consistent with the past several years, we are pleased to announce an increase in our dividend payout, a true testament to our robust financial health and confidence in the Company’s growth and earnings outlook. We remain committed to delivering shareholder returns while managing a prudent and conservative capital position.”– James A. Hughes, President & CEO of Unity Bank

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with approximately $2.7 billion in assets and $2.1 billion in deposits. Unity Bank, the Company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its robust branch network located in Bergen, Hunterdon, Middlesex, Morris, Ocean, Somerset, Union, and Warren Counties in New Jersey and Northampton County in Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the Company’s control that could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, results of regulatory exams, and the impact of any health crisis or national disasters on the Bank, its employees and customers, among other factors.